Contract Management Policy
Effective Date:  September 30, 2010

Subject: Contract initiation and recording

Purpose:
This policy establishes guidelines relating to the approval and ongoing monitoring of current and prospective contractual relationships. The goal of this procedure is to mitigate the risk of unrecorded liabilities.

Scope:
The intended use of this policy is for Alico, Inc. and its subsidiaries (hereinafter referred to as the “Company”).

Policy:
On an annual basis, the Board of Directors approves the corporate strategy, long-term plan, and current year capital and operating budgets. Results are documented in the meeting minutes.

The Company’s Disbursement Approval and Authorization Policy (dated 7/26/07), and the Purchasing Policy and Procedures (dated 9/11/09), outline the procedures and authorization levels related to capital purchases, departmental expenses, and the purchase of goods and services. Refer to these policies for additional information.  Contracts are executed in accordance with Article XIII of the Company’s bylaws.

Recording Contractual Arrangements:
Entry into new contractual arrangements should be circulated by the initiating party to the Controller, CFO, and CEO with the original contract to be maintained by the Corporate Secretary. Note that distribution to the CFO/Accounting Department is imperative in order to ensure that contractual liabilities are properly recorded in the financial statements.

If the content of a contract is deemed confidential, a summary of the contract terms, including the contract period, estimated fees, and a brief description of the scope of services should be provided to the CFO/Accounting Department in lieu of the actual contract.

All new contracts for the future purchase of materials, the delivery of materials, or the purchase of services should be included in the permanent section of the engagement binder while in effect.

Quarterly Reporting:
A schedule of new and current contractual relationships will be prepared by the Controller or his designee, who initially shall be the Corporate Secretary, on a quarterly basis. The Controller should review consulting expenses to identify possible contractual arrangements not previously disclosed.  This schedule should include the initiation and expiration date of the contract, the contract provider, the Alico contact person for the contract, the nature of the services provided, payments made to date and remaining future expected payments.

All material new contracts of the Company will be disclosed quarterly to the Board.

Each quarter, SOX 302 surveys are distributed to high-level Accounting Executives, other key members of management, and the Board of Directors. These individuals sign 302 Sub-Certifications, acknowledging that they have provided the Accounting Department with accurate judgments/estimates, all changes to controls have been communicated to Internal Audit, any related party transactions were disclosed, there are no unreported claims or payables, and that they are not aware of any fraud.

Expense Management:
The initiating party of each contractual relationship is responsible for monitoring actual expenses compared to the fee arrangement disclosed in each contract. If it appears that fees will exceed the original agreement, the initiating party should disclose this to the Controller. A contract addendum should be obtained to account for the overage. Monthly detailed operating statements for each division are circulated to the Controller, CFO, and CEO for their review.

I have read, understood, and agree to comply with the Company’s Contract Management Policy.

Signed ______________________________________

Name  ______________________________________

Title  _______________________________________                                                                                                           Date ____________